UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2016

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1805 SE Martin Luther King Jr Blvd.4	97214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

_____________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Election of Directors; Appointment of Principal Officers.

Departure of Chairman

On July 19, 2016, Steven Earles tendered his resignation of Chairman of our Board of Directors (the “Board”). Mr. Earles will continue to serve as President, Chief Executive Officer and as a director.

Appointment of Director, Chairman

On July 19, 2016, the Board expanded the size of the Board from three (3) to four (4) directors.

On July 19, 2016, the Board appointed Grover T. Wickersham as a director to fill the vacancy created by the expansion of the Board. Mr. Wickersham will serve as a director until his successor is duly elected and qualified. On the same date, the Board also appointed Mr. Wickersham to serve as Chairman of the Board in connection with his appointment to the Board.

Grover Wickersham, 67, was appointed to our board of directors (Chairman) in July 2016. Mr. Wickersham currently serves on the board of directors of S&W Seed Company, a NASDAQ-traded agricultural company, Verseon Corporation, a London AIM-listed pharmaceutical development company and SenesTech, Inc. a private company that has developed proprietary technology for managing animal pest populations through fertility control. Since 1996, Mr. Wickersham has been a director and portfolio advisor of Glenbrook Capital Management, the general partner of a partnership that invests primarily in the securities of public companies from 1996 to present. For more than five years, Mr. Wickersham has served as the chairman of the board of trustees of Purisima Fund, a mutual fund advised by Fisher Investments of Woodside, California with approximately $375 million of assets under management. Between 1976 and 1981, Mr. Wickersham served as a staff attorney, and then as a branch chief, at the U.S. Securities and Exchange Commission. He holds an A.B. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California (Hastings).

On June 9, 2016, pursuant to a Subscription Agreement executed by the Grover T. Wickersham Employees’ Profit Sharing Plan (“PSP”) for which Mr. Wickersham serves as trustee, the PSP purchased in a private placement an aggregate of 5,000,000 units, each unit consisting of one share of Common Stock and one Common Stock purchase warrant (the "Warrants, and collectively with the Common Stock, the "Units") at a purchase price of $0.05 per Unit, for a total purchase price of $250,000.

On June 22, 2016, pursuant to a Subscription Agreements executed by Grover T. Wickersham, Mr. Wickersham directly purchased in a private placement an aggregate of 2,300,000 Units at a purchase price of $0.05 per Unit, each Unit consisting of one share of Common Stock and s Warrant to purchase one share of Common Stock at an exercise price of $0.10 per share, for a total purchase price of $115,000.

On June 22, 2016, pursuant to a Subscription Agreement executed by an education trust established for the benefit of an unrelated minor for which Mr. Wickersham serves as trustee (“Education Trust”), the Education Trust purchased in a private placement 1,000,000 Units of Common Stock and Warrants at a purchase price of $0.05 per Unit, each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock with an exercise price of $0.10 per share, for a total purchase price of $50,000.

On June 22, 2016, pursuant to a Subscription Agreement executed by the Lindsay Anne Wickersham 1999 Irrevocable Trust for which Mr. Wickersham serves as trustee (the “Irrevocable Trust”), the Irrevocable Trust purchased in a private placement 4,000,000 Units of Common Stock and Warrants at a purchase price of $0.05 per Unit, each Unit consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock at an exercise price of $0.10 per share, for a total purchase price of $200,000.

On June 30, 2016, the PSP participated in a $350,000 8% promissory note offering ("Promissory Notes") by the Issuer and purchased a $50,000 Promissory Note that included a Warrant to acquire 500,000 shares of Common Stock at a price of $0.10 per share. On July 7, 2016, the PSP purchased an additional $120,000 of Promissory Notes from the Issuer and received a Warrant to acquire 1,200,000 shares of Common Stock at an exercise price of $0.10 per share.

On June 30, 2016, the Grover T. and Jill Z. Wickersham 2000 Charitable Remainder Trust purchased a $50,000 Promissory Note which included a Warrant to acquire 500,000 shares of Common Stock at an exercise price of $0.10 per share.

As of the date of this Report, Mr. Wickersham directly owns 2,195,088 shares of the Company's Common Stock and Warrants to acquire 2,000,000 shares of the Company’s Common Stock at a purchase price of $0.10 per Warrant. He also serves as the trustee of four trusts that own a total of 13,015,690 shares of the Company's Common Stock and Warrants to acquire 12,200,000 shares of the Company’s Common Stock at a purchase price of $0.10 a share. Two of the trusts recently acquired $170,000 of 8% promissory notes issued by the Company. The promissory note offering included Warrants to acquire 1,700,000 shares of the Company's Common Stock. The 1,700,000 Warrants are included with the 12,200,000 Warrants reference above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: July 25, 2016	By:	/s/ Steven Earles
Steven Earles President and Chief Executive Officer